Exhibit 10.1

SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this 19th day of February, 2003, by and among:

WYNN-CROSBY 1998, LTD. (“WC98”), a Texas limited partnership; and WYNN-CROSBY 1999, LTD. (“WC99”), a Texas limited partnership; (referred to herein collectively as “SELLERS” or singularly as “SELLER”); and

PATINA OKLAHOMA CORP., a Delaware corporation, and a wholly owned subsidiary of PATINA OIL & GAS CORPORATION, a Delaware corporation; (referred to herein as “PURCHASER”).

LeNORMAN PARTNERS, LLC (herein referred to as “LNP”) is a limited liability company organized and existing pursuant to the laws of the State of Oklahoma, created pursuant to Articles of Organization dated April 25, 2000. The members of LNP are WC98, WC99 and PATINA OKLAHOMA CORP. (successor to LeNORMAN ENERGY CORPORATION).

PATINA OKLAHOMA CORP., WYNN-CROSBY ENERGY, INC., WC98 and WC99 entered into and executed an Operating Agreement effective as of May 1, 2000, and a 1st Amendment thereto effective as of such date (collectively the “OPERATING AGREEMENT”), for the management and operation of LNP. WYNN-CROSBY ENERGY, INC., PATINA OKLAHOMA CORP. and LNP entered into and executed an Operations Agreement dated May 3, 2000 (the “OPERATIONS AGREEMENT”) further with respect to the operation and management of LNP. Such OPERATING AGREEMENT and such OPERATIONS AGREEMENT are in full force and effect.

Each SELLER has represented to PURCHASER, without warranty except as is hereinafter expressly stated, that it owns and holds the membership interest and Sharing Ratio defined and credited to it in the OPERATING AGREEMENT in and to LNP and under the OPERATING AGREEMENT and that it has the right, power and authority to sell and assign to PURCHASER all of the properties, interests and assets herein provided to be sold and assigned by it.

Attached as Appendix I hereto is a schedule in which there are described various oil and gas properties and interests. The properties and interests so described are referred to herein in the aggregate as the “LNP PROPERTIES.” The LNP PROPERTIES include the aggregate undivided interest in and to the particular LNP PROPERTIES set forth on such schedule and being the Working Interest percentage (expressed as a decimal numeral on Appendix I) in and to the Wells and Lease(s) described on Appendix I insofar as such Lease(s) cover the Lands described on Appendix I. Also included in Appendix I, in separate enumerated sections corresponding to the letters below, are the following items related to the LNP PROPERTIES:

(a)       inventory, including tubulars and equipment;

(b)       gas imbalances;

(c)       real property and improvements thereon;

(d)       hedging instruments and terms hereof;

(e)       operating leases, including vehicles and equipment;

(f)       bonds in place and a description of the amount, payee and terms thereof; and

(g)       debt, including letters of credit and capital leases, and terms thereof.

The ownership interests set forth in Appendix I entitle LNP to not less than the Net Revenue Interest percentage (expressed as a decimal numeral) in and to oil, gas and other minerals produced, saved and marketed from the lands covered by the oil and gas leases described on Appendix I or the proceeds attributable to the sale thereof, without reduction, suspension or termination, and LNP shall not be obligated to bear any greater costs than the corresponding Working Interest attributable to such Net Revenue Interest. Attached as Appendix II is a schedule on which a portion of the PURCHASE PRICE is allocated to each of the LNP PROPERTIES. For all purposes of this Agreement, each LNP PROPERTY shall have the value allocated to it on such Appendix II.

PURCHASER desires to purchase and acquire all of the CONTRACT INTERESTS hereinafter defined, on the terms and conditions and subject to the limitations hereinafter set forth.

NOW, THEREFORE, for the mutual covenants and promises contained herein and for the benefits to be derived by each party hereunder, SELLERS and PURCHASER have COVENANTED and AGREED, and by these presents do COVENANT and AGREED, as follows:

I

Basic Terms

A.       Sale and Purchase. Subject to the succeeding provisions hereof, each SELLER agrees to sell to PURCHASER, and PURCHASER agrees to purchase and to pay to SELLERS therefor the consideration hereinafter provided, all of the membership interest of the particular SELLER in LNP, including the LNP PROPERTIES and all rights thereto, and in and to the income, revenue and distributions therefrom, and all claims, demands, causes of action, accounts, economic rights, contract rights and general intangibles, however existing and whether now existing or hereafter arising under, the Articles of Organization of LNP and the OPERATING AGREEMENT (all of which are referred to herein collectively as the “CONTRACT INTERESTS”).

B.       Purchase Price. As the PURCHASE PRICE for the CONTRACT INTERESTS, PURCHASER will pay to SELLERS the aggregate sum of Eighteen Million Five Hundred Thousand Dollars ($18,500,000), in cash, at the Closing hereinafter provided.

C.       Sales Taxes. PURCHASER shall bear and pay all sales taxes occasioned by the sale of the CONTRACT INTERESTS pursuant to this Agreement.

D.       Waivers. If the Closing of the sale or purchase herein provided is effected, then contemporaneous with the Closing, the parties to this Agreement waive any and all rights, claims or causes of action that have arisen or may arise out of the OPERATIONS AGREEMENT or the OPERATING AGREEMENT against any other party to this Agreement or LNP.

II

Representations and Warranties of SELLERS

A.       Representations and Warranties. Each SELLER warrants and represents to PURCHASER with respect to itself, and as the case may be with respect to LNP, as follows:

1.         Legal Status and Authority.

(a)       Organization. SELLER is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. LNP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma and such other jurisdictions necessary for the operation of the LNP PROPERTIES.

(b)       Power and Authority. SELLER has all requisite power and authority to carry on its business as presently conducted, to own and hold its respective portion of the CONTRACT INTERESTS, to enter into this agreement, and to perform its obligations under this agreement.

(c)       No Conflict. The consummation of the transactions contemplated hereby will not violate, nor be in conflict with, (i) any provision of any governing document of SELLER, (ii) any material provision of any agreement or instrument to which SELLER or LNP is a party or is bound (including, without limitation, any bank loan, indenture or credit agreement), (iii) any law, ordinance, rule or regulation of any governmental authority of which SELLER is aware, or (iv) any applicable order, writ, judgment or decree of any court or other competent authority, and will not result in the creation of any lien, charge or encumbrance on any of the LNP PROPERTIES.

(d)       Consents. No authorization, consent or approval of or filing with any governmental authority is required to be obtained or made by SELLER for the execution and delivery by SELLER of this agreement and the consummation by SELLER of the transactions contemplated hereby. Except as is provided in the OPERATING AGREEMENT, no authorization, consent or approval of any nongovernmental third party is required to be obtained by SELLER for the execution and delivery by SELLER of this agreement or the consummation by SELLER of the transactions contemplated hereby.

(e)       Binding Agreement. This agreement has been duly executed and delivered by and on behalf of SELLER, and all documents and instruments required hereunder to be executed and delivered by SELLER at Closing will be duly executed and delivered by or on behalf of SELLER. This agreement and all such documents and instruments constitute legal, valid and binding obligations of SELLER enforceable in accordance with their terms; subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.         Public Utility Holding Company Act. It is not a “holding company” or a “subsidiary company” of a “holding company” or an affiliate of a “holding company” or a “subsidiary company” of a “holding company,” in each case within the meaning of the Public Utility Holding Company Act of 1935, as amended.

3.         Broker’s Fees. It has not incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the transactions contemplated by this agreement that will be the responsibility of PURCHASER.

4.         Bankruptcy Proceedings. There are no bankruptcy, reorganization or arrangement proceedings being contemplated by SELLER or pending or, to its knowledge, threatened against SELLER.

5.         Applicable Contracts. Except as set forth on Schedule II.A.5., there are no agreements or arrangements relating to or affecting the LNP PROPERTIES. The contracts and agreements which constitute a part of the LNP PROPERTIES are in full force and effect, and to its knowledge, LNP is not in default thereunder. LNP has not either given or received from any third party any notice of any action or intent to terminate or materially amend any such contract or agreement.

6.         Lease Provisions. The oil, gas and mineral leases described in Appendix I are in force and effect and by their terms shall remain in effect for at least as long as oil, gas or other minerals are produced in paying quantities. All rentals, royalties, overriding royalty interests and other payments due under each of such leases have been promptly and fully paid, except amounts that are being held in suspense as a result of title issues and that do not provide any third party a right to cancel such lease. LNP has paid its share of all development and operating expenses and current taxes, except for such as are being contested in good faith and for which adequate reserves have been provided. There are no express obligations to drill additional wells in order to maintain in force and effect the rights of LNP in any LNP PROPERTY.

7.         Compliance with Laws. During the period that WYNN-CROSBY ENERGY, INC. or SELLERS have supervised the operation of the LNP PROPERTIES, the LNP PROPERTIES have been operated in material compliance with all applicable laws, regulations, rules, orders, judgments and decrees of all governmental bodies and courts having jurisdiction, and all wells thereon have been drilled and completed within the boundaries of the applicable lease or unit and in compliance with all applicable spacing regulations.

8.         Claims. Except as set forth on Schedule II.A.8. hereto, there is no claim, demand, action, administrative proceeding, lawsuit or governmental inquiry relating to the CONTRACT INTERESTS pending, or, to the best of its knowledge, threatened. There is no claim, demand, action, administrative proceeding or governmental inquiry pending, or to the best of its knowledge, threatened, against it that (i) will or can reasonably be expected to materially hinder or impede the consummation of the transactions contemplated by this agreement, or (ii) result in material impairment or diminution of its title to the CONTRACT INTERESTS or otherwise materially affect adversely the CONTRACT INTERESTS.

9.         Preferential Rights of Purchase and Consents to Assignment. Except as provided in the OPERATING AGREEMENT, no CONTRACT INTEREST is subject to any preferential right of purchase, right of first refusal or other agreement which gives a third party the right to purchase a CONTRACT INTEREST or requires the consent of any third party to a sale and assignment herein provided to be effected.

10.      Environmental Matters.

(a)       There has not occurred during the period that WYNN-CROSBY ENERGY, INC. or SELLERS have supervised the operation of the LNP PROPERTIES an event in the use and operation of the LNP PROPERTIES, and to the best knowledge of SELLERS there does not exist on the LNP PROPERTIES a condition, which constitutes a violation of any federal, state, local or tribal law (including common law), ordinance, rule, standard, prohibition or regulation relating to health, safety or the environment, including, without limitation, the Comprehensive Environmental Response,

Compensation and Liability Act of 1980, 42 U.S.C. §9601, et seq., as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §6901, et seq., the Clean Air Act, 42 U.S.C. §7401, et seq., as amended, the Federal Water Pollution Control Act, 33 U.S.C. §1251, et seq., as amended, and the Oil Pollution Act of 1990, 33 U.S.C. §2701, et seq. (collectively the “Environmental Laws”) including, without limitation, matters involving naturally occurring radioactive material (NORM), underground storage tanks, improperly plugged wells, wells for which plugging and abandonment is required, improperly closed pits, pressure exceedances for injection or disposed wells and all permits for emission sources. During the period that WYNN-CROSBY ENERGY, INC. or SELLERS have supervised the operation of the LNP PROPERTIES, there have been timely filed all required reports, there have been obtained all required approvals and permits, and there have been generated and maintained all required data, documentation and records under all applicable Environmental Laws.

(b)       During the period of time defined in clause (a), next above, the LNP PROPERTIES have been operated in compliance with all applicable Environmental Laws and are not (and would not be, if all relevant facts were known to the applicable governmental authorities) subject to any remedial obligations under such Environmental Laws.

(c)       During the period of time defined in clause (a), next above, the operator of the LNP PROPERTIES obtained all permits, licenses, franchises authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating the LNP PROPERTIES under all applicable Environmental Laws, all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, and LNP and, to the knowledge of such SELLER, such other persons, are in compliance therewith.

(d)       During the period of time defined in clause (a), next above, no hazardous substances or solid wastes (as such terms are defined under any Environmental Law) generated from the LNP PROPERTIES have been sent to a site which, pursuant to CERCLA or any similar state law, has been placed or is proposed to be placed, on the “National Priority List” of hazardous waste sites or which is subject to a claim, an administrative order or other request to take any cleanup, removal or remedial action or to pay for any costs relating to such site. All hazardous substances and solid wastes generated from the LNP PROPERTIES and requiring disposal have, to the extent required by any Environmental Law, been transported only by carriers maintaining valid authorizations and been treated, stored and disposed of only at facilities maintaining valid authorizations.

(e)       Except as set forth on Schedule II.A.8. hereto, there are not pending or, to the best of its knowledge, threatened claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to the LNP PROPERTIES under any Environmental Law.

(f)       There are no environmental investigations, studies or audits with respect to any of the LNP PROPERTIES owned or commissioned by, or in the possession of, SELLERS which have not been disclosed to PURCHASER.

11.      LNP Financial Statements. To SELLER’s best knowledge, the balance sheet, statements of income and cash flows and statement of members’ capital accounts attached as Appendix III hereto (“Financial Statements”) are based on the books and records of LNP and set forth in accordance with generally accepted accounting principles the financial position of LNP as of December 31, 2002, and all of the debts, liabilities and obligations owing by it as of such date.

12.      WC98 and WC99 Account Status. As of December 31, 2002, WC99 had made contributions pursuant to Sections 3.1 and 3.2 of the OPERATING AGREEMENT in the aggregate sum of $11,020,000, and WC98 had made contributions pursuant to such provisions in the aggregate sum of $580,000. As of such date the amount of the distributions made to WC99 pursuant to Section 5.2 of such OPERATING AGREEMENT equaled the sum of $4,800,350, and the amount of distributions made to WC98 pursuant to Section 5.2 of the OPERATING AGREEMENT equaled the sum of $252,650.

13.      Capitalization. The authorized equity of LNP consists solely of Sharing Ratios. The Sharing Ratios are allocated in the following manner: 3.5% membership interests to WC98, 66.5% to WC99 and, so far as SELLERS know and believe, the remainder are allocated to PATINA OKLAHOMA CORP.

14.      Absence of Undisclosed Liabilities. Except as reflected or expressly reserved against in the balance sheet listed in Appendix III to this Agreement (“Balance Sheet”), LNP, to SELLER’s best knowledge, has no liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) and there is no basis for any present or future litigation, charge, complaint, claim or demand against any of them giving rise to any liability or obligation, except liabilities or obligations that have arisen after the date of the balance sheet in the ordinary course of business, none of which is a liability or obligation for breach of contract, breach of warranty, tort, infringement, litigation or violation of governmental order, governmental authorization or law.

15.      Book and Records. The books and accounts of LNP are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books and equity records of LNP, all of which have been made available to PURCHASER, are complete and correct. At the Closing, all such books and records will be in the possession of PURCHASER.

16.      Accounts Receivable. All notes and accounts receivable of LNP are reflected properly on its books and records, are valid, have arisen from bona fide transactions in the ordinary course of business, are subject to no setoff or counterclaim, and are current and to SELLER’s best knowledge collectible. Schedule II.A.16. describes notes and accounts receivable at their recorded amounts with an aging description as of December 31, 2002.

17.      Taxes. LNP has (i) timely filed (or has had timely filed on its behalf) all returns required to be filed, including returns for 2002 other than Federal Form 1065 and Oklahoma Form 514 for such calendar year, or sent by it in respect of any taxes or required to be filed or sent by it by any governmental entity, including, without limitation, federal, state and local income taxes, payroll taxes, social security taxes, FICA, FUTA, franchise taxes, property taxes, advalorem taxes, severance taxes and conservation taxes, all of which were correct and complete in all respects; and (ii) timely and properly paid (or has had paid on its behalf) all taxes shown to be due and payable on such returns.

18.      Litigation. To SELLER’S best knowledge and except as set forth on Schedule II.A.18, no litigation is pending or threatened against LNP, and there is no reasonable basis for litigation against LNP. LNP is not subject to any outstanding governmental order.

19.      Insurance. LNP has at all times maintained insurance relating to its business and covering general liability, umbrella and well control. Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable laws and of any contract to which LNP is subject, and (iii) is valid and enforceable.

20.      Employee Matters. LNP has no employees. The employment of any terminated former employee of SELLER has been terminated in accordance with any applicable contractual terms and applicable law, and neither LNP nor PURCHASER has or will have any liability under any contract or applicable law toward any such terminated employee. The sale of the CONTRACT INTERESTS or the other transactions contemplated by this Agreement will not cause LNP or the PURCHASER to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person.

21.      Availability of Documents. SELLER has made available to PURCHASER correct and complete copies of the items referred to in this Agreement and the attachments thereto (and in the case of any items not in written form, a written description thereof).

22.      Disclosure. This Agreement and the attachments, taken as a whole, do not omit any material fact known to SELLERS necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

B.       Limitation of Warranties and Representations as to LNP PROPERTIES. EXCEPT AS OTHERWISE EXPRESSED IN THIS AGREEMENT, SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, RECORDS OR DATA HERETOFORE OR HEREAFTER MADE AVAILABLE TO PURCHASER, EXCEPT THAT NO SELLER HAS WITHHELD AND/OR HAS NO KNOWLEDGE OF ANY INFORMATION, RECORDS OR DATA WHICH MIGHT EVIDENCE A BREACH OF A REPRESENTATION OR WARRANTY OR OTHER COVENANT OF A SELLER SET FORTH HEREIN. WITHOUT LIMITING THE FOREGOING, SELLERS MAKE NO REPRESENTATION OR WARRANTY AS TO THE POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE LNP PROPERTIES OR THE OPERABILITY OR PRODUCTIVITY OF ANY WELL THEREON. SELLERS MAKE NO AND DISCLAIM ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, AS TO (i) THE QUALITY, CONDITION OR OPERABILITY OF ANY PERSONAL PROPERTY OR EQUIPMENT, (ii) ITS MERCHANTABILITY, (iii) ITS FITNESS FOR ANY PARTICULAR PURPOSE, OR (iv) ITS CONFORMITY TO MODELS OR SAMPLES OF MATERIALS.

C.       Survival. The representations and warranties made by a SELLER in clauses 5, et seq., of Section A of this Paragraph II shall survive for a period of six (6) months after the Closing. The liability of SELLERS for the breach of any such representation or warranty shall not exceed the sum of Five Hundred Thousand Dollars ($500,000). The representations and warranties made by SELLERS in clauses 1 through 4, inclusive, of Section A of this Paragraph II shall survive the Closing without limitation as to time.

III

Representations and Warranties of PURCHASER

A.       PURCHASER represents and warrants to SELLERS as follows:

1.         Incorporation and Good Standing. PURCHASER is a corporation duly organized and existing under the laws of the State of Delaware.

2.         Power. PURCHASER has all requisite power and authority to execute and deliver, and to perform all PURCHASER’s obligations under, this agreement and all other documents and instruments executed in connection herewith, and the execution and delivery by PURCHASER of this agreement and all other documents contemplated hereby or referred to herein, and the performance by PURCHASER of the promises, covenants and agreements herein made by PURCHASER will not be in violation of its charter or bylaws or any other agreement under which PURCHASER exists or any agreement or indenture to which PURCHASER is subject or by which PURCHASER is bound.

3.         Corporate Approval. The execution and delivery by PURCHASER of this agreement and all other documents contemplated hereby or referred to herein have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of any of its officers, directors or shareholders, or (ii) to its knowledge violate any provisions of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to PURCHASER.

4.         Government Consent. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution, delivery or performance by PURCHASER of this agreement or any other document contemplated hereby or referred to herein.

5.         Binding Obligation. This agreement constitutes the legal, valid and binding obligation of PURCHASER enforceable against PURCHASER in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.

6.         Brokers. PURCHASER has not incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the transactions contemplated by this agreement that will be the responsibility of a SELLER.

IV

Certain Agreements of SELLERS

Each SELLER covenants and agrees that from and after the date hereof and unless and until this agreement is terminated as hereinafter provided:

1.         Sales. It will not sell, transfer, assign, convey or otherwise dispose of any CONTRACT INTEREST, including any LNP PROPERTIES.

2.         Encumbrances. It will not create or permit the creation of any lien, security interest or encumbrance on any CONTRACT INTEREST, including any LNP PROPERTIES.

3.         Contracts and Agreements. It will not (i) grant any preferential right to purchase or similar right or agree to require the consent of any party to the transfer and assignment to PURCHASER of any CONTRACT INTEREST, including any LNP PROPERTIES; (ii) incur or agree to incur any contractual obligation or liability, absolute or contingent, with respect to the CONTRACT INTERESTS, including any LNP PROPERTIES, which are herein provided to be sold and conveyed, except as otherwise provided herein; (iii) enter into any transaction the effect of which, considered as a whole, would be to cause any CONTRACT INTEREST, including any LNP PROPERTIES, which is herein provided to be sold and conveyed to be altered as of December 31, 2002; (iv) enter into any transaction related to the LNP PROPERTIES with a total value of over $10,000 (other than and excluding the routine recurring operation, maintenance and production of the LNP PROPERTIES) without the prior written approval of PURCHASER; (v) enter into any transaction, including distributions or reimbursements, between LNP and SELLERS or SELLER’s affiliates, other than payment of costs and expenses of operation which are incurred in compliance with this agreement, including the payment to WYNN-CROSBY ENERGY, INC. of overhead charges for periods prior to Closing at the same rates therefore paid during the last six (6)

calendar months of 2002; or (vi) enter into any hedging instruments other than those listed in Appendix I.(d).

4.         Amendments. It will not supplement, amend, alter, modify or waive the Articles of Organization of LNP, the OPERATING AGREEMENT, or any contract or agreement which constitutes a part of the CONTRACT INTERESTS or adversely affects the value of any LNP PROPERTIES, insofar as it covers the interest therein which is herein provided to be sold and conveyed nor surrender, permit to expire (except upon expiration of its term) or terminate any such contract or agreement except as may be authorized by PURCHASER in writing in each instance.

V

Title to LNP PROPERTIES

A.       SELLERS’ Representations. SELLERS represents that LNP has and will have at the Closing of the sale and purchase herein provided good and Marketable Title (as defined below) to the interests in the LNP PROPERTIES which is described on Appendix I, free of all liens, security interests and encumbrances other than Permitted Encumbrances.

B.       Definition of Marketable Title. As used herein with respect to each LNP PROPERTY, the term “Marketable Title” shall mean that title which is filed of record and free from reasonable doubt such that a prudent person engaged in the business of the ownership, development and operation of producing oil and gas properties, with knowledge of all the facts and their legal effect, would be willing to accept the same and which:

1.         Entitles LNP as a result of its ownership of the LNP PROPERTIES to receive from each lease, unit or well (free and clear of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other burdens on or measured by production of oil and gas) throughout the duration of the productive life of the relevant lease, unit or well, not less than the “net revenue interest” set forth on Appendix I of the oil, gas and other minerals produced, saved and marketed from the lease, unit or well, without reduction, suspension or termination;

2.         Obligates LNP as a result of its ownership of the LNP PROPERTIES to bear a percentage of the costs and expenses of the maintenance and development of, and operations relating to, any lease, unit or well not greater than the “working interest” set forth on Appendix I, without increase throughout the productive life of such lease, well or unit; and

3.         Is free and clear of liens, encumbrances, obligations or defects except for Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” means:

(i)        the terms and conditions of all contracts and agreements described on Appendix I or Schedule II.A.5;

(ii)       liens for taxes or assessments not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business;

(iii)     liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet delinquent, or if delinquent, that are being contested in good faith in the normal course of business;

(iv)      conventional rights of reassignment prior to abandonment requiring not more than 90 days’ notice to the holders of such rights;

(v)       easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar easements and rights-of-way on, over or in respect of any LNP PROPERTY, none of which materially interferes with the development and operation of the LNP PROPERTIES for the production of hydrocarbons or for the use for which the same are held;

(vi)      such Title Defects as PURCHASER may have expressly waived in writing;

(vii)    rights reserved to or vested in any governmental, statutory or public authority to control or regulate any LNP PROPERTY in any manner, and all applicable laws, rules and orders of governmental authority, however, not including Environmental Laws;

(viii)   inchoate operators’ liens attributable to unbilled joint account expenditures; and

(ix)      liens and security interests of banking institutions described in Appendix III hereto to secure the payment of the indebtedness described in such Appendix III.

C.       Examination of Title and Access. PURCHASER may make or cause to be made at its expense such examination as it may desire of the title of LNP to the LNP PROPERTIES. For such purposes, SELLERS will, or will cause LNP to, (a) give to PURCHASER and to the employees, consultants, independent contractors, attorneys and other advisers of PURCHASER full access at any reasonable time to all of the files, records, contracts, correspondence, computer output and data files, maps, data, reports, plats, abstracts of title, title opinions, lease files, well files, unit files, division order files, production marketing files, title opinions, title files and title records, ownership maps, surveys and any other information, data, records and files which SELLER or LNP may have (or have access to) relating in any way to the title to the LNP PROPERTIES, the past or present operation thereof and the marketing of production therefrom; (b) furnish to PURCHASER all other information in the possession of or available to SELLER or LNP with respect to the title to the LNP PROPERTIES as PURCHASER may from time to time reasonably request; and (c) authorize PURCHASER and its representatives to consult with attorneys, abstract companies and other consultants or independent contractors of SELLER and LNP, whether utilized in the past or presently, concerning title-related matters with respect to the LNP PROPERTIES.

D.       Conditions; Effect of Defects. The obligations of PURCHASER hereunder are subject to its review of the title of LNP to the LNP PROPERTIES and its confirmation on or before five (5) full business days prior to the date of Closing that LNP has Marketable Title to each LNP PROPERTY, free and clear of all liens, security interests and encumbrances other than Permitted Encumbrances.

If on or prior to five (5) full business days prior to the date of Closing, PURCHASER delivers to SELLERS written notice setting forth (1) defects which render the title of LNP to a particular LNP PROPERTY or an interest therein other than Marketable Title (a “Title Defect”), or (2) errors made in the calculation of working interests or revenue interests set forth on Appendix I (“Interest Error”), and (3) the diminution in the value of the LNP PROPERTIES which is occasioned by such defect or error, SELLERS shall cause LNP to use its best efforts and endeavors prior to Closing to cure such defect or defects. If such defect has not been cured three (3) full business days prior to the date of Closing, and if no agreement in respect thereto has been reached by SELLERS and PURCHASER, and if such defects or errors which exist diminish the value of the LNP PROPERTIES by the aggregate sum of One Hundred Thousand Dollars ($100,000) or more, PURCHASER shall have the right and option to elect to:

(a)       waive such defect or defects and proceed to Closing, or

(b)       terminate this agreement.

PURCHASER shall notify SELLERS of the election provided it in this Section V.D. prior to the date of Closing, and the failure of PURCHASER to so notify SELLERS of its election prior to such time shall constitute an election by PURCHASER not to terminate this agreement.

VI

Environmental Review and
Remedies for Environmental Defects

A.       Environmental Review. PURCHASER and its employees, agents and contractors shall have the right, at PURCHASER’S sole risk and expense, but with the cooperation and assistance of SELLERS, to:

1.         enter all or any portion of the LNP PROPERTIES to inspect, inventory, test, investigate, study and examine the LNP PROPERTIES to verify the accuracy of the representations made by SELLERS in Section II.A.10;

2.         conduct air, water or soil tests on the LNP PROPERTIES and make such samples and borings and analyses as PURCHASER may consider necessary or appropriate for such purpose;

3.         conduct such other independent inspections, inventories, tests, investigations, studies or examinations as may be necessary or appropriate in PURCHASER’S sole judgment for the preparation of health, safety, environmental or other reports or assessments relating to the operation, use, maintenance, condition or status of the LNP PROPERTIES, and their compliance with all applicable laws, regulations, ordinances, orders, permits and licenses; and

4.         conduct an independent assessment of the extent of any possible existing or contingent liabilities due or related to the operation, use, maintenance, condition or status of the LNP PROPERTIES.

B.       Conduct of Review. All inspections and reviews shall be undertaken with a minimum of disruption to ongoing operations and shall only be undertaken after reasonable notice to SELLERS. PURCHASER shall not undertake any destructive testing without the prior approval of SELLERS. PURCHASER shall provide SELLERS with a copy of the results and reports of all such inspections, testing and reviews. PURCHASER shall indemnify, defend and hold harmless LNP, SELLERS and their affiliates, officers, directors, employees, attorneys and agents from any and all losses, liabilities, liens or encumbrances for labor or materials, claims or causes of action arising out of any injury to or death of any persons, or damage to property occurring to or on the LNP PROPERTIES as a result of the exercise of PURCHASER’S rights under this Section VI.

C.       Remedies for Environmental Defects. If, as a result of the review of the LNP PROPERTIES conducted pursuant to Sections VI.A. and VI.B., PURCHASER determines that in its reasonable judgment there have occurred events or there exists a condition on the LNP PROPERTIES which constitutes a condition affecting an LNP PROPERTY that is a violation of Environmental Law (an “Environmental Defect”) and on or prior to five (5) full business days prior to the date of Closing, PURCHASER delivers to SELLERS written notice setting forth (1) a description of the Environmental Defect and (2) the diminution in the value of the LNP PROPERTIES which is occasioned by such defect, SELLERS shall cause LNP to use its best efforts and endeavors prior to Closing to cure such defect or defects. If such defect has not been cured three (3) full business days prior to the date of Closing, and if no agreement in respect thereto has been reached by SELLERS and PURCHASER, and if such defects or errors which exist diminish the value of the LNP PROPERTIES by the aggregate sum of One Hundred Thousand Dollars ($100,000) or more, PURCHASER shall have the right and option to elect to:

(a)       waive such defect or defects and proceed to Closing, or

(b)       terminate this agreement.

PURCHASER shall notify SELLERS of the election provided it in this Section VI.C. prior to the date of Closing, and the failure of PURCHASER to so notify SELLERS of its election prior to such time shall constitute an election by PURCHASER not to terminate this agreement.

VII

Casualty Loss

A.       Applicable Losses and Notice. If prior to Closing any of the LNP PROPERTIES are so damaged or destroyed by fire, explosion or other casualty that LNP will be unable at and after Closing to use, operate, produce and maintain the LNP PROPERTIES in the manner in which they are currently used, operated, produced and maintained by it, SELLERS shall promptly notify PURCHASER of such fact. SELLERS shall have the right, but not the obligation, to cause LNP to cure any such defect by repair or replacement prior to the Closing.

B.       Remedies. If such defect has not been repaired or replaced prior to the Closing, and if the cost of repair or replacement thereof exceeds $100,000, PURCHASER shall have the right and option to elect to:

1.         waive such defect or defects in respect of repair and replacement costs and proceed to Closing; or

2.         terminate this agreement.

PURCHASER shall notify SELLERS of its election made pursuant to this Section VII.B. prior to the date of Closing, and the failure of PURCHASER to so notify SELLERS of its election prior to Closing shall constitute an election not to terminate this agreement and to close the sale and purchase herein provided.

VIII

Conditions to Obligations of SELLERS

The obligations of SELLERS to consummate the sale and purchase transaction provided for herein are subject, at the option of SELLERS, to the fulfillment on or prior to the Closing of each of the following conditions:

A.       Representations. The representations and warranties of PURCHASER herein contained shall be true and correct in all respects on the Closing as though made on and as of such date.

B.       Performance. PURCHASER shall have performed all of its obligations, covenants and agreements hereunder and shall have complied with all covenants and conditions contained in this agreement to be performed or complied with by it at or prior to the Closing.

C.       Pending Matters. No suit, action or other proceeding shall be pending which seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this agreement.

D.       Sale by WYNN-CROSBY ENERGY, INC. There shall have occurred a closing of the sale and purchase provided in the agreement of even date herewith between WYNN-CROSBY ENERGY, INC. and PURCHASER with respect to personal property and equipment utilized by WYNN-CROSBY ENERGY, INC. in performance of its services under the OPERATIONS AGREEMENT.

E.        Release of Guaranty. WYNN-CROSBY ENERGY, INC. shall be released and discharged of and from all obligations, liabilities, causes of action, and responsibilities under Indemnity Agreement dated May 25, 2000, executed by LNP, as principal, and WYNN-CROSBY ENERGY, INC. and PATINA OKLAHOMA CORP., as Corporate Indemnitors, for the benefit of RLI Insurance Company.

IX

Conditions to Obligations of PURCHASER

The obligations of PURCHASER to consummate the sale and purchase transaction provided for herein are subject, at the option of PURCHASER, to the fulfillment on or prior to the Closing of each of the following conditions:

A.       Representations. The representations and warranties of SELLERS herein contained shall be true and correct in all material respects on the Closing as though made on and as of such date.

B.       Performance. SELLERS shall have performed all of their obligations, covenants and agreements hereunder and shall have complied with all covenants and conditions contained in this agreement to be performed or complied with by them at or prior to the Closing.

C.       Pending Matters. No suit, action or other proceeding shall be pending or threatened (i) against a SELLER before any court or governmental agency which might result in impairment or loss of value as to any part of the CONTRACT INTERESTS herein provided to be sold and assigned or which seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this agreement.

D.       Access. To the extent they are able to do so, SELLERS shall have afforded PURCHASER and its officers, employees and representatives free and complete access to the LNP PROPERTIES and the records of SELLERS pertaining thereto, from and after the date of this agreement.

E.        Instruments to be Delivered. There shall be delivered to PURCHASER at the Closing the instruments provided in Section X.B., including the opinion of SELLERS’ counsel that the representations and warranties made by SELLERS in Section II.A.1. are true and correct as of such time.

F.        OPERATIONS AGREEMENT. The parties to the OPERATIONS AGREEMENT shall have effectively terminated the OPERATIONS AGREEMENT and released and discharged all parties thereto of and from all obligations, duties and responsibilities thereunder, except as provided in Section X.C. hereof with respect to tax filings to be prepared and made.

X

Closing

A.       Time and Place. The Closing of the purchase and sale herein provided (the “Closing”) shall be effected in the offices of SELLERS, in Plano, Texas, on March 14, 2003, at such time prior to such date as may be designated by PURCHASER by notice in writing delivered to SELLERS not less than two (2) full business days prior to the date so designated, or at such other time as may be mutually agreed upon by the parties.

B.       Actions at Closing. At such Closing:

1.        SELLERS will:

(a)       execute and deliver to PURCHASER instruments effectively as signing the CONTRACT INTERESTS to PURCHASER;

(b)       deliver to PURCHASER the opinion of counsel described in Section IX.E.;

(c)       deliver to PURCHASER such files maintained by them as relate to the CONTRACT INTERESTS;

(d)       execute and deliver to PURCHASER non-foreign affidavits in compliance with Section 1445 of the Internal Revenue Code; and

(e)       deliver to PURCHASER certificates of good standing from the states of domicile of SELLERS and LNP.

2.        PURCHASER will pay to SELLERS by wire transfer to Union Bank of California, N.A., in immediately available funds, the amount by which the PURCHASE PRICE exceeds the earnest money deposit deposited by PURCHASER pursuant to Paragraph XI.

C.       Actions After Closing. After such Closing each party, at the request of the other and without further consideration, will from time to time execute and deliver such other and further instruments, make such cash payments, and do and perform such other and further acts and things as may be necessary or appropriate to effect the agreement herein made. WC99, as the tax matters member of LNP, will prepare and file the 2002 Federal Form 1065 and Oklahoma Form 514 on or before April 15, 2003, and such 2003 returns within 90 days after Closing.

If after the Closing either party shall receive any payment belonging to the other party or pay any obligation of the other party, the party receiving the payment due to the other party shall promptly remit the same to such other party, and the party making a payment for the account of the other party shall be promptly reimbursed by the other party the amount of such payment.

XI

Earnest Money Deposit

A.       Deposit. Contemporaneously with the execution hereof, PURCHASER has deposited with Wells Fargo Bank, N.A., at its offices in Denver, Colorado (“Escrow Agent”), the sum of One Million Dollars ($1,000,000) as an earnest money deposit in connection with the agreement evidenced hereby. Such sum shall promptly be invested by the Escrow Agent in an interest bearing account or deposit, bond, note or other security issued by the United States of America or any agency thereof, as selected and designated by the Escrow Agent in the exercise of its sole judgment and discretion.

B.       Action if Closing Occurs. If the sale and purchase herein provided is closed, all of such earnest money deposit and the interest then accumulated or accrued thereon, other than the sum of Five Hundred Thousand Dollars ($500,000) shall be paid and remitted to SELLERS as a portion of the PURCHASE PRICE provided to be paid and remitted to SELLERS.

Such sum of Five Hundred Thousand Dollars ($500,000) shall be retained by the Escrow Agent for a period of six (6) months after the date of such Closing. If during such six (6) month period the chief executive officer or the chief financial officer of PURCHASER delivers to the Escrow Agent his or her affidavit that there has occurred a breach by SELLERS of a representation or warranty contained in Section II.A. hereof and the amount of loss or damage sustained by PURCHASER as a result of such breach, the Escrow Agent shall pay and remit to PURCHASER the amount so stated. All of the sum remaining in such deposit at the expiration of such six (6) month period, and the earnings accrued thereon, shall be paid and remitted by the Escrow Agent to SELLERS.

C.       Action if Closing Does Not Occur. If the sale and purchase herein provided is not closed on or before March 21, 2003, and if the failure to close such sale and purchase is the result of a breach by SELLERS of their covenants, promises and agreements herein made, then on the request of PURCHASER made after such date, the Escrow Agent will promptly remit and refund to PURCHASER all of such sum so deposited and the interest then accumulated or accrued thereon. The request of PURCHASER for return of such deposit shall constitute a waiver and release by it of any claim for specific performance of this agreement but shall not constitute a release or waiver of any other remedy available to it at law or in equity as a result of such breach by SELLERS.

If the sale and purchase herein provided is not closed on or before March 21, 2003, and if the failure to close such sale and purchase is the result of a breach by PURCHASER of its covenants, promises and agreements herein made, the Escrow Agent shall remit and pay to SELLERS all of such sum so deposited and the interest accumulated or earned thereon, and such sum shall be received by SELLERS as liquidated damages for such breach. Such payment of liquidation damages shall be SELLERS’ sole remedy against PURCHASER for such breach.

If the sale and purchase herein provided is not closed on or before March 21, 2003, and if the failure to close such sale and purchase is not the result of a breach by either PURCHASER or SELLER of their covenants, promises and agreements herein made, the Escrow Agent shall remit and pay to PURCHASER all of such sum so deposited and the interest accumulated or earned thereon.

XII

Termination

A.       Right of Termination. This agreement and the transactions contemplated herein may be completely terminated at any time at or prior to the Closing:

(i)        by mutual consent of the parties;

(ii)       by PURCHASER pursuant to Sections V.D., VI.C. and VII.B.;

(iii)     by any party if a Closing shall not have occurred on or before March 21, 2003, for a reason other than the breach by such party of this agreement; or

(iv)      by any party if, at or prior to a Closing, any suit, proceeding, claim or other judicial or administrative matter or action (other than a suit or proceeding instituted directly or indirectly by the party seeking to effect such termination) is pending or threatened which directly or indirectly may materially adversely affect the CONTRACT INTERESTS, or title to the LNP PROPERTIES or any material portion thereof.

B.       Effect of Termination. In the event of the termination of this agreement pursuant to any provision of this Paragraph XII, this agreement will become void and have no effect, and none of the parties hereto shall have any further right or duty to the other hereunder, except as expressly provided to the contrary herein.

XIII

Miscellaneous

A.       Entire Agreement. This agreement, the documents to be executed hereunder, and each Appendix and schedule attached hereto constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof. There are no warranties, representations or other agreements between the parties hereto in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto. No supplement, amendment, alteration, modification, waiver or termination of this agreement shall be binding unless executed in writing by the parties hereto, except as is otherwise expressly provided herein.

B.       Waiver. No waiver of any of the provisions of this agreement will be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

C.       Captions. The captions in this agreement are for convenience only and may not be considered a part of or as affecting the construction or interpretation of any provision of this agreement.

D.       Governing Law and Arbitration. This agreement, all documents delivered pursuant hereto and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Oklahoma.

All disputes arising out of or in connection with the execution, interpretation or performance of this agreement shall, to the fullest extent permitted by law, be solely and finally determined by arbitration conducted in Oklahoma City, Oklahoma, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator(s) shall be reduced to writing and shall be binding on the parties. Judgment upon any award so determined may be entered and executed in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The costs and expenses of such arbitration shall be borne in such manner as may be determined by such arbitrator(s).

E.        Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing by certified mail, return receipt requested, postage prepaid, or by prepaid telegram, overnight courier, telecopier, facsimile transmission, or delivered, as follows:

If to SELLERS:

Wynn-Crosby 1998, Ltd.
Wynn-Crosby 1999, Ltd.
5500 West Plano Parkway
Suite 200
Plano, Texas 75093
Attn: Russell L. Harlow
Telephone: 972/380-5500
Telefacsimile: 972/380-9570

If to PURCHASER:

Patina Oklahoma Corp., a wholly owned
subsidiary of Patina Oil & Gas
Corporation
1625 Broadway, Suite 2000
Denver, Colorado 80202
Attn: David J. Kornder
Telephone: (303) 389-3600
Telefacsimile: (303) 595-7407

or to such other address or to the attention of such other person as shall be designated in writing by any party to the other party hereafter. All notices will be deemed to have been given as of the date of receipt.

F.        Expenses. Each party shall be solely responsible for all expenses incurred by it in connection with this transaction, including, without limitation, fees and expenses of its own counsel and accountants, and shall not be entitled to any reimbursement therefor from any other party hereto.

G.       Inconsistent Activities. Unless and until this agreement has been terminated as provided herein, SELLERS shall not (i) solicit, discuss or otherwise entertain, directly or indirectly, any offer to acquire any of the CONTRACT INTERESTS or any interest therein; or (ii) provide information to others concerning the CONTRACT INTERESTS or the LNP PROPERTIES, except as required by law.

H.       Confidentiality. Neither SELLERS nor PURCHASER shall provide any information concerning the CONTRACT INTERESTS, the LNP PROPERTIES, or any aspect of the transactions contemplated by this agreement to anyone other than their respective affiliates, lending institutions, officers, employees and representatives, except as required by law. These limitations will terminate on the earlier to occur of (i) the Closing of the transactions contemplated herein, or (ii) such time as the information and data in question becomes generally available to the oil and gas industry other than through the breach by either party or its respective officers, employees or representatives of the obligations of the section. PURCHASER agrees that if this agreement is terminated for any reason whatsoever, it will, on SELLERS’ request, promptly return to SELLERS all information and data furnished or made available to it by SELLERS and its officers, employees and representatives in connection with the investigation by PURCHASER of the CONTRACT INTERESTS.

I.         Publicity. Except as required by applicable law, no party will disclose to any third party the terms of this agreement. PURCHASER shall be entitled to issue a press release and file a Current Report on Form 8-K with the Securities and Exchange Commission to announce and disclose both the execution of this Agreement and the closing of the transaction contemplated by this Agreement, provided SELLER receives a copy of any such document and has an opportunity to comment thereon prior to release.

J.         Audits. Wherever under this agreement an accounting determination or reconciliation is required with respect to any matter arising hereunder, any party may, at its expense, perform or cause to be performed such audit as is deemed appropriate. The parties will cooperate to provide all necessary access to the information required for any such audit.

K.       Severability. If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

L.        Assignment. No assignment may be made by any party of this agreement or of any right, privilege, cause of action or obligation hereunder.

M.      Agreement Termination. In the event that this Agreement is not signed by both Parties and delivered to each Party by February 28, 2003, it shall have no force or effect and shall terminate.

IN WITNESS WHEREOF, the parties have executed and delivered this agreement on the date above recited.

SELLERS:	WYNN-CROSBY 1998, LTD. By PAIGE LEE LIMITED, General Partner
By WYNN-CROSBY ENERGY, INC., General Partner

By:	/s/ RUSSELL L. HARLOW

Russell L. Harlow Vice President

WYNN-CROSBY 1999, LTD. By BERNADIEN WYNN LIMITED General Partner
By WYNN-CROSBY ENERGY, INC., General Partner

By:	/s/ RUSSELL L. HARLOW

Russell L. Harlow Vice President

PURCHASER:	PATINA OKLAHOMA CORP.
	By:	/s/ DAVID J. KORNDER

David J. Kornder Vice President

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